Exhibit 99.1

FOR IMMEDIATE RELEASE

Valuesetters Buys Mobile Content Delivery Business

White Plains, NY — October 1, 2014 - - Valuesetters Inc. (OTC Pink: VSTR) announced that it has purchased the mobile content delivery platform and operations of TelcoSoftware.com Corp., a cloud-based over-the-top (OTT) content delivery business.

Valuesetter’s Chief Executive Officer, Manny Teixeira, noted, “TelcoSoftware has been providing an innovative technology for more than 10 years, and is the vendor behind our V-Star app that we sell on Google Play. Instead of being a customer of TelcoSoftware, we decided it was in our best interest to own their technology and use our marketing dollars to increase OTT revenues. With our ownership of this mobile content platform, we are now capable of distributing music, movies, text, voice and advertising.”

Teixeira continued, “We believe that OTT delivery is critical to attracting and keeping subscribers. Offering multiple content options is becoming increasingly important as consumers utilize their devices for games, video, audio and other media needs. We project an increasing demand for functions created by cloud solutions, and we are very excited that we are now a cloud-based mobile app and media company.”

In order to complete the purchase, the majority shareholder of Valuesetters paid 40 million shares of common stock to TelcoSoftware.com Corp., and Valuesetters then purchased the business from its majority shareholder for a $1 million note.

About Valuesetters:

Valuesetters is an Internet-based company that seeks free subscribers and revenue-generating subscribers. Valuesetters operates on an automated basis with the belief that Internet operations, customer sign-ups, sales and game playing should occur without human intervention so that it can quickly expand in the event the number of subscribers begins to rapidly grow on a viral basis. Its focus is on the digital delivery of games, apps, movies and music. Research from Parks Associates shows that 55% of broadband households subscribe to OTT services.

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.